HOMELAND BANKSHARES CORPORATION          EXHIBIT 10.5
                         SUPPLEMENTAL RETIREMENT INCOME PLAN


     I.   Purpose

          The purpose of the Supplemental Retirement Income Plan ("Plan") is to provide appropriate supplemental retirement and survivor benefits for key executives of Homeland Bankshares Corporation ("Company") and its subsidiaries. The Plan was originally adopted by the Board of Directors of Homeland Bankshares Corporation on June 20, 1995.

     II.  Eligibility

          Key executives with at least ten years of service with the Company, or equivalent years of service or experience with another organization, or who are expected to have at least ten years of service by normal retirement age (65), as designated by the Board of Directors of the Company to be eligible, shall be provided benefits under the Plan. The participants shall be designated pursuant to an appropriate resolution of the Board of Directors.

     III. Retirement Income

          The Plan provides for a base retirement benefit of fifty percent (50%) of the participant's highest annual compensation (base salary, incentives, and bonuses) during the five years prior to normal retirement age (65) dependent upon the number of years of service or equivalent experience credited to the participant, reduced by the annual benefit available to the participant under the defined benefit pension plan sponsored by the Company. A participant must have twenty
          (20) years of service or credited service and have an attained age of 65 to receive the maximum benefit.

          Retirement with full benefits may occur beginning on the first day of the month following attainment of age 65. In the event of early retirement (after age 55 but prior to age 65), benefits will be reduced at the rate of 1% per year for each year prior to age 65 that retirement occurs AND 1% for each year of service or credited service less than 20 years accumulated by the participant. For example, if retirement occurs at age 60 with 15 years of service, benefits are reduced by 5% for the early retirement due to age and another 5% for service less than 20 years making a total targeted benefit of 40%.

     IV.  Manner of Payment

          The retirement benefit will be paid to the participant on a monthly, quarterly, or annual basis, as determined by the Board of Directors.

     V.   Survivor Benefits

          A.   Death After Retirement

               In the event of the death of the participant during the 15 year period following retirement, the supplemental payments provided under this Plan shall be paid to the surviving spouse or other designated beneficiary for the balance of the 15 year period.

     V.   Survivor Benefits (continued)

          B.   Death Before Retirement

               In the event of death during active employment, a base salary continuation benefit of 50% of the participant's current salary at time of death will be paid for a period of one year, and a survivor's benefit equal to 25% of the participant's highest annual salary and bonus during the five years prior to death will be paid to the surviving spouse or other designated beneficiary for a period of fourteen years.

     VI.  Annual Compensation

          Bonus and/or incentive compensation will be counted in determining the highest annual compensation during the five years prior to normal retirement age (65), upon which retirement and survivor income benefits are based under the Plan.

     VII. Financing of the Plan

          The Plan will be unfunded and benefits will be paid out of general corporate funds.

     VIII.     Exclusions

          No benefits shall be payable under this Plan if retirement other than for reasons of disability occurs prior to age 55; or if employment is terminated for cause; or if the participant resigns; or if after retirement the participant is employed in a capacity which is deemed by the Board of Directors to be competitive with and contrary to the best interest of the Company.

     IX.  Accelerated Vesting

          In the event the Company becomes a party to any merger, consolidation, reorganization or is acquired, participants under this Plan with at least five years of service will be immediately vested with a benefit payment equal to 15% of their annual compensation at the time of such event payable for 15 years at the election of the participant. This provision will not affect any payments provided under any contract or agreement between the Company and the participant.

          Notwithstanding the above, should the participant have a greater benefit under this Plan by electing either early or normal retirement, the participant shall receive the greater of the vested benefit or the supplemental retirement income benefit.

     X.   Modifications

          The Board of Directors of the Company shall have the right to designate additional participants as well as the right to modify or discontinue the Plan as it deems to be in the best interests of the Company; provided, however, that no such modification or discontinuance shall serve to reduce any benefits under this Plan for any executive who was already a participant in the Plan prior to such modification or discontinuance.

     XI.  Effective Date

          The Plan shall be effective as of July 1, 1995.